SUMMARY GEOLOGY REPORT ON THE
                         MOUNT MCGUIRE LIMESTONE DEPOSIT

                                 Located in the
                              Chilliwack River Area
                         New Westminster Mining Division
                            British Columbia, Canada


                     Latitude 49(0)2.7' Longitude 121(0)44'


                                  BCGS: 92H/002





                                      FOR:


                            WESTERN EXPLORATION INC.
                          8400 East Crescent Pkwy #600
                              Greenwood Village Co
                                      90111










                                                     Laurence Stephenson, P.Eng.
                                                                 March 29 , 2004


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TABLE OF CONTENTS
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TABLE OF CONTENTS.................................................................................................2

LIST OF FIGURES...................................................................................................3

GLOSARRY  OF TERMS................................................................................................3

1.       SUMMARY..................................................................................................4

2.       DISCLAIMER...............................................................................................5

3.       INTRODUCTION AND TERMS OF REFERENCE......................................................................6

4.       CLAIM ACQUISITION AND INFORMATION........................................................................6

5.       LOCATION AND ACCESS......................................................................................8

6.       CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY................................................9

7.       HISTORY.................................................................................................10

8.       GEOLOGY - CHILLIWACK RIVER AND BORDEN CREEK AREAS.......................................................11

9.       SUMMARY OF TESTING AND RESULTS..........................................................................13

10.      CONCLUSIONS.............................................................................................15

11.      RECOMMENDATIONS AND BUDGET..............................................................................17

12.      STATEMENT OF QUALIFICATIONS.............................................................................18

APPENDIX I:   WHOLE ROCK ANALYSIS AND LIMESTONE TESTS: V-STAT AND
              MAGNETIC SEPARATION................................................................................20

APPENDIX II:  BILL OF SALE ABSOLUTE..............................................................................21

APPENDIX III:  PHOTOGRAPHS OF DEPOSIT............................................................................22

APPENDIX IV:  BIBLOGRAPHY........................................................................................23


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LIST OF FIGURES
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                                                                                                     Following page
                                                                                                     --------------


Figure 1:  Location Map...........................................................................................6

Figure 2:  Claims Map.............................................................................................7

Figure 3:  Geology...............................................................................................12

Figure 4:  Road Section - Limestone and Analysis.................................................................13

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GLOSSARY OF TERMS


Advance Royalty Payments: Means from time to time payments to the Optionor by the Optionee before Commencement of Commercial Production of Minerals.

Gross Rock Revenue: Means for any period, the gross proceeds received by the Optionee in that period from the sale of Rock produced from the property less expenses.

GSC: Geological Survey of Canada

Net Smelter Return: Means for any period the gross proceeds received by the Optionee from the sale of Minerals produced from the property less expenses.

Limestone: a bedded sedimentary deposit consisting chiefly of calcium carbonate

Metasedimentary: sedimentary rocks that have been subjected to heat and/or pressure resulting in some metamorphism.

Faults: large shear zones with significant amount of movement between adjoining rock bodies



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                                                                          Page 3

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1.   SUMMARY

     Western Exploration Inc. has optioned for cash, two mineral claims, LST 1 and LST 2, which, based on previous work and sampling, are known to host significant quantities of limestone. The property has very good road access, only a 40 minute drive from Chilliwack, BC and is located near all necessary infrastructure and limestone markets.


     A multi-phase program will be required to determine the quality, tonnage, and marketability of end products. A Phase I geological evaluation is recommended costing $7,635 (Cdn). Phase II will be determined following receipt of Phase I results.


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2.   DISCLAIMER

     The author has prepared this report based upon information believed to be accurate at the time of completion but which is not guaranteed. The author has relied on two principal sources of information for the data contained in this report, that being the work completed and unpublished report provided by a former owner of the Mount McGuire limestone deposit, and publicly available federal and provincial government documents such as geological maps and reports on the area.


     The Bill of Sale Absolute claim forms were obtained from the company's President Peter Banysch.



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3.   INTRODUCTION AND TERMS OF REFERENCE

     Western Exploration Inc. is a private mineral exploration company based in Vancouver, British Columbia that has acquired minerals rights to the LST 1 and 2 mineral claims. The claims were staked December, 2003 to cover an area identified as potentially containing ore of one of the single largest deposits of limestone located adjacent to the Lower Mainland region of south western BC. The author was engaged by Mr. Peter Banysch, President of Western Exploration inc., to review the available literature, visit the property, prepare this report and make recommendations.


     The deposit is strategically located within the Pacific Northwest region and is near major end-users such as the cement, pulp & paper, and agricultural industries. It is located a 40 minute drive southeast of the city of Chilliwack (Figure 1), which is the heart of the agricultural industry in the lower mainland of British Columbia. As well, any future developed limestone products can be transported by a combination of highway (TransCanada Highway), river-barge system (Fraser River) and rail line (CN and CP) destined to urban and industrial centres.


     The main limestone deposit encompasses roughly a 9 square kilometre area, the majority of which lies within the claims boundaries. It is well exposed along two easterly trending ridges (north and south ridges) which range in elevation from 1200-2000 metres. The south ridge alone is roughly estimated to contain in the order of 1.5 billion tonnes of limestone. Reconnaissance geological and sampling surveys indicate the deposit to be massive stratified beds of limestone. Preliminary sampling suggests the beds vary in calcium carbonate content with some beds having higher silica and others higher in calcium. In order to properly ascertain the quality of the limestone beds, systematic detail mapping, sampling, and drilling should be conducted.



4.   CLAIM ACQUISITION AND INFORMATION

     The Mount McGuire group consists of two contiguous mineral claims, LST 1 and LST 2. The claims cover a 9 sq. km. area, representing 900 hectares. The claims were acquired from Brock McMichael of Surrey, BC. They were acquired by Western Exploration Inc. for an initial payment of $12,000
     (USD) on or before February 15, 2004 (paid) and a further $20,000 (USD)

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     payable within 18 months (prior to August 15, 2005). McMichael retains a 7
     1/2% Gross Rock Royalty and a 2 1/2% Net Smelter Return. Advance annual royalties of $25,000 will commence on January 30, 2007. The Bill of Sale Absolute for the claims has been given to Peter Banysch, the President of Western Exploration Inc. who holds them in trust for the company.


     The claims are located in the New Westminster Mining Division at coordinates: Latitude 49(0) 02' 41" and longitude 121(0) 41' 00" and on map sheet BCGS: 92H/002 and are outlined in Figure 2.


     The pertinent property information is as follows:


     ---------------------------- ------------------------- -------------------------- ---------------------------
     Claim Name                          Tenure No.               No. of Units              Anniversary Date
     ---------------------------- ------------------------- -------------------------- ---------------------------
     LST 1                                 407199                      18                   December 7, 2004

     LST 2                                 407200                      18                   December 7, 2004
     ---------------------------- ------------------------- -------------------------- ---------------------------


     In British Columbia, for assessment purposes in the first two years, $100 of work or cash in lieu per unit plus 10% filing fees are due to maintain the claims in good standing. Thereafter it rises to $200 per unit plus 10% filing fees. The claims have not been legally surveyed.





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5.   LOCATION AND ACCESS

     The Mount McGuire claims are situated in south western BC, only 3 kilometres north of the 49th' Parallel and the Canada-United States border. The claims are located 17 air kilometres due southeast of the City of Chilliwack (Figure 1).


     Access to the property is easily gained from Vedder Crossing by driving easterly on the Chilliwack River road for 19 km to the Slesse Creek junction. From this point a forestry access road is taken south leads to Borden Creek. The Borden Creek logging road cuts along the eastern section of the claims and the legal corner post is located on the east side of the road, about 9 km from the junction.



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6.   CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

     Topography in the area is rugged rising from Chilliwack located in the nearby Fraser River Valley at under 200 metres to the top of Mount McGuire Peak at over 2,000 metres. The valleys are steep sided coastal mountain type with typical rain forest vegetation of the coastal ranges of British Columbia. There is a mix of cedar, hemlock spruce trees with aides, willow and cottonwood on old roads and poorly drained areas. Undergrowth brush is typical with salal, devil's club and assorted berry bushes. Climate is also typical of southern British Columbia's lower mainland area and is such that the lower and middle elevations will be workable year round with little difficulty. Higher ground may require snow machines or similar track mounted vehicles.


     All the major river drainages flow year round as do many subsidiary creeks. Chilliwack area is an active logging region with heavy equipment and operators for hire. Most of these operators live in Abbotsford, Harrison Hot Springs, Agassiz, Mission, Chilliwack or Hope. These population centres total almost 250,000 people, are within a one hour drive of the project and provide all amenities including police, hospitals, groceries, fuel, helicopter services, hardware and other necessary items. Drilling companies are present in communities nearby, while assay facilities are located in Vancouver, British Columbia.



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7.   HISTORY

     Limestone deposits have been documented by the Geological Survey of Canada
     (GSC) along the Chilliwack River valley and its tributaries such as Borden Creek/Mount McGuire. Various limestone occurrences along the Chilliwack River valley occur along an area which is considered environmentally sensitive for development of quarry type operations. The Chilliwack River valley is now extensively being utilized as an outdoor recreational area both for hiking, fishing and kayaking.


     In 1999, the previous owners (Tidewater Carbonates, a partnership of Dan Cardinal P.Geo. and Fred Fandrich) flew to the headwaters of Borden Creek/Mount McGuire to investigate this extensive deposit of limestone along the west side of Borden Creek.


     One of the advantages of the Mount McGuire limestone deposit, besides its size, is its location. It is located well away from the Chilliwack River recreational areas and at the same time is easily accessible by a series of logging roads. It could be developed without posing environmental concerns.


     There are two active limestone quarry operations along the Chilliwack River valley located at the confluence of Sleese Creek. One of the quarries is operated by the BC Ministry of Highways which is used primarily for rip-rap purposes. The other, also located immediately adjacent to Highways quarry, was recently developed and is owned and operated by ICS Machine and Fibres Ltd. (a subsidiary of IKO Industries Ltd. of Calgary, AB). In 1999, the company shipped approximately 5,000 tonnes of limestone to its plant in Sumas, Washington to be used in the making of asphalt shingles. The limestone mined from both of these quarries is generally of low quality, containing shale-carbonaceous material.


     Currently, the only resource activity along Borden Creek is logging. Logging roads rim along the base of the limestone deposit and offer good access for drill testing, geological evaluation and for future quarry development.


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8.   GEOLOGY - CHILLIWACK RIVER AND BORDEN CREEK AREAS

     The geological setting is comprised of a complicated structure of folded and thrust faulted sedimentary rocks. The rock units underlying the Chilliwack River valley consist of the Cultus Lake formation and the Chilliwack Group. The Cultus Lake formation is made up of mainly siltstone, shale and sandstone of Trassic to Jurassic age. The Chilliwack Group consists of Permian sandstone, shale and conglomerate and Pennsylvanian limestone and basic to intermediate volcanics. Limestone of Pennsylvanian age has been documented by the G.S.C, along Borden Creek and on the summit of Mount McGuire, along which the Borden Creek claims are located.


     The Chilliwack River valley is a glacial U-shaped valley. The valley floor along the south side of the river is covered by Pleistocene and recent glacial, glaclofluvial and fluvial gravels. A small gravel quarry operation owned by the BC Ministry of Highways occurs on one of the large gravel benches. Rising above the valley floor are prominent ridges. The ridges are mainly composed of low angle thrust faulted, shallow to steeply dipping shale, sandstone and limestone. The author has previously examined limestone outcrops along a 4 kilometre section on the north side of the river. The limestone beds that are exposed along this section are interpreted as being a series of repetitive low angle thrusts. Samples collected by previous operators from sections of the limestone analysed between 80% to 95% calcium carbonate with corresponding silica.


     The majority of rocks exposed along the banks of Borden Creek consist predominately of dark grey to black shale, calcareous shale and minor limestone. However, on the west side of the creek along which the claims occur, is an extensive exposure of bedded limestone. Found near the centre of the claims is a small east flowing stream, a branch of Borden Creek, which divides the limestone deposit into 2 ridges, the north and south ridges. The south ridge (south limestone deposit) is covered by the LST 1 claim and the north ridge (north limestone deposit) is covered by the LST 2 claim. Both ridges expose a thick sequence of shallow to steeply dipping beds of limestone. The limestone can be traced from just west of the creek, which forms the eastern boundary of the claims at an elevation of approximately 1,160 m, to the summit of Mount McGuire, at elevation of 2,019 m, forming the western boundary of the claims (Figure 3).





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     The north and south limestone deposits are believed to be essentially part of one large continuous deposit. Based on the limestone deposit exposed on the south ridge, preliminary volume calculations can roughly be determined. By measuring the ridge from a topographical map the dimensions were estimated as length (2000 m), average width (750 m), and height (400 m). Specific gravity for the limestone of 2.6 was used. Based on these parameters a volume of at 1.5 billion tonnes limestone was roughly estimated. The author believes there is in the order of 2-3 billion tonnes limestone in place of which at least 1 billion tonnes could be extracted by a quarry operation. An initial assessment is that a 500,000 to 1,000,000 tonne high grade minable limestone resource could be proven to lie within the Mount McGuire deposit.

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9.   SUMMARY OF TESTING AND RESULTS

     In June 1999, previous owners collected approximately an 80 kilogram bulk sample at the base of the south ridge deposit, identified as Landing 4, which is located along a former logging access road. Several representative samples were in turn, randomly collected from the bulk sample and analysed for Whole Rock analysis. The samples average 53.91% calcium oxide (CaO) or 96.22% calcium carbonate (CaCO3 ) and 3.24% silica dioxide (SiO2 ). Follow up sampling and geological reconnaissance mapping was conducted by the author during January 2004. A section of the logging tumid was mapped and a series of samples collected (Figure 4). The preliminary survey suggests that the bedded limestone varies in calcium carbonate content and that certain individual limestone bests contain higher calcium carbonate while other beds tend to be higher in silica content.


     For example, 10 representative samples collected along the road approximately every 25 m across 150 m exposed section of the limestone, indicate at least 2 distinct beds of limestone (Figure 4). This is shown by the CaO and SiO2 content of the limestone. Samples collected between stations B/C-01 to 05 range 45.50% to 53.77% CaO and 3.89% to 8.25% SiO2. Sample collected between stations B/C 06 to 10 range 32.52% to 47.13% CaO and 15.28%to 40.79% SiO2. The sampled section between B/C-01 to 05 averages 49.91% CaO and 5.59% SiO2 represents a bed of limestone containing a higher grade of CaCO3. The sample section between B/C-06 to 10 averages 42.48% CaO and 23.26% SiO2 represents a bed of limestone containing higher SiO2 content.


     The previous owner of the property sent several kilograms of limestone samples to Carpco Inc. for testing. Carpco is based in Jacksonville, Florida and is a subsidiary of Outokumpo Technology Inc. The company is internationally known for its technical expertise in the physical separation of various minerals including calcium carbonate and silica, using V-Stat Electrostatic and Magnetic separation processes.


     The basic objective was to ascertain the possible application of the V-Stat process in separating the silica contaminates from the limestone thereby improving the grade of CaCO3. Preliminary tests conducted with V-Stat showed encouraging results. Samples tested from Landing 4 (south ridge deposit) showed positive separation between the silica and calcium carbonate minerals. The author believes that the V-Stat process may have applications where the limestone has high silica content. But it does not have any marked improvement in limestone containing greater than 90% CaCO3 and less than 3% SiO2. However, most limestone end users can tolerate small amounts of silica, in the range of 1-3%.

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     Although the limestone contains only minor amounts (<0.2%) of iron, a
     Magnetic separation process was tested on one of the samples. As expected, the treated sample showed negligible improvement. The limestone samples analyzed and tested to date show the major contaminate as silica and this appears to occur only in certain beds within the deposit. The iron oxide (Fe2O3 ) content is consistently low. In any future development of the north and south limestone deposits, the higher grade limestone beds could be selectively quarried without dilution. A V-Stat process could later be introduced to quarry the higher silica limestone beds.


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10.  CONCLUSIONS

     o Western Exploration Inc., of Vancouver, British Columbia is the property owner of LST 1 & 2 mineral claims.

     o The claims cover a very large deposit of limestone strategically located adjacent to the lower mainland region in south western BC.

     o The claims are easily accessible by road and are located a 40 minute drive southeast of the city of Chilliwack near the Canada-US border.

     o Reconnaissance geological and sampling surveys have been conducted on the claims in order to determine the potential size and grade of the limestone deposit.

     o The Mount McGuire deposit covers roughly a 9 sq. km. area. It can be traced from just west of Borden Creek along the eastern claim boundary to the summit of Mount McGuire along the western claim boundary. It ranges in elevation from about 1,200 m to 2,090 m at the summit of the mountain.

     o The deposit is divided by a small easterly flowing stream which forms 2 easterly trending ridges. Both ridges expose extensive, thick-bedded deposits of limestone referred to as the North and South ridge deposits.

     o To date, limited geological mapping and sampling has been conducted on a small portion of the South ridge deposit, located along a former logging road at the base and east end of the ridge. Several representative samples have been collected for Whole Rock analysis. The grade of the limestone ranges from a high of 54.98% to a low of 32.52% CaO (lime). The corresponding silica, which is the main contaminate, ranges from 2.42% to 40.79% SiO2 respectively. The iron content is consistently low, normally <0.2% Fe2O3, and is not considered a quality problem.

     o Based on the preliminary analysis, the calcium carbonate content appears to vary in quality from bed to bed within the deposit. An increase in silica content indicates a change in bedding characteristics.

     o Preliminary mapping and sampling appears to have identified at least two different grades or beds of limestone exposed along a section of the logging road. One bed shows higher CaO content, averaging about 96% in CaCO3 and 3% SiO2. The other bed has an increase in silica content, averaging at least 23% SiO2 and 80% CaCO3.

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     o    Additional testing was also conducted with Carpco Inc. using the
          V-Stat electrostatic mineral separation process. Preliminary tests show the V-Stat to effectively remove and separate the silica from the calcium carbonate.

     o The V-Stat process would appear to be applicable for limestone that contains high silica content in order to improve the quality of the calcium carbonate, such as found on the South ridge deposit.

     o Estimated volume of limestone on the South ridge deposit is calculated to be in the order of 1.5 billion tonnes. Limestone totalling in the order of 2-3 billion tonnes is estimated to be in place on the LST 1 & 2 claims. About 1 billion tonnes could be extracted by a quarry operation.

     o The Mount McGuire limestone deposit could contain 500,000 to 1,000,000 tonnes of high grade minable limestone.

     o Once developed, the operation could supply long term, high quality calcium carbonate grade products to both domestic and international markets.

     o The deposit has access to transportation infrastructure including marine, highway and railway transport and to nearby major cities such as Vancouver and its ocean ports.


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11.  RECOMMENDATIONS AND BUDGET

     Based on the preliminary positive results of the 1999 work, it is recommended that proper mapping and sampling surveys be conducted on the LST 1 & 2 claims. A majority of the surveys should be concentrated on the South ridge limestone deposit.


     When the snow is gone off the claims, a helicopter aerial survey should be conducted and photos taken of the deposit. As well, samples should be collected where possible by helicopter, especially areas that are not accessible by foot and where higher grade limestone sections may be defined.


     A mapping and sampling survey should be carried out over the South ridge deposit at reasonable scale (e.g. 1:1000) in order to properly identify the areas of limestone that are of higher quality and grade. As well, various beds of limestone should be identified and approximate thickness and grades determined.


     A limited drilling program can be conducted if results warrant in a Phase II exploration. This would be to obtain drill core samples for analysis of the higher grade limestone beds and the continuity.


Budget

Personnel
(1) Geologist                              3 days @ $500/day                          $ 1,500.00
(1) Geological Assistant                   3 days @ $200/day                              600.00

Equipment
(1) 4x4 Truck                              3 days @ $85/day                             $ 255.00
(1) 4-Trax                                 3 days @ $60/day                               180.00

Expenses
(1) hour helicopter                        1 hour @ $1,100/hour all in                $ 1,100.00
Room and board and travel                                                                 500.00
Analytical work                                                                         2,000.00
Report                                                                                  1,500.00
                                                                              ===================

TOTAL                                                                                 $ 7,635.00



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12.  STATEMENT OF QUALIFICATIONS

I, LAURENCE STEPHENSON, of 1135 Martin St., White Rock, BC hereby certify that:

1. I am a graduate of the Carleton University, Ottawa, Ontario, Canada with a Bachelor of Science degree in Geology (1975) and of York University, Toronto, Ontario, Canada with a Masters of Business Administration degree
     (1985);

2.   I have worked as a Geologist for over 29 years;

3. I have worked as the District Geologist for Duval International Corporation (now Battle Mountain Gold) and as a geological and financial consultant to First Marathon Securities, Yorkton Securities, BGO Securities and several other Securities firms evaluating mining properties and as a consultant and President of Kokanee Explorations Ltd., as a consultant and director of Glencairn Explorations, as a consultant and Vice President of Golden Chief Explorations, and as President of GeoFin Inc. consulted for several other companies writing reports for their use and am therefore qualified to write this report and recommend the proposed exploration program and budget in this report;

4. I am a member of the Association of Professional Engineers of Ontario 44347508, and the Association of Professional Engineers and Geoscientists of British Columbia 27420.

5. I visited the area of the property in the course of doing a geological evaluation in December, 2003. During this visit, I was able to interview the claim staker and review the geology.

6.   I am responsible for this report and the opinions expressed therein.

7. There are no material facts or material changes in the subject matter of this report that would mislead the reader.

8. I have no interest, direct or indirect, in the properties or shares of Western Exploration Inc., nor do I expect to receive any.

9. I hereby grant my permission for Western Exploration Inc. to use this report for any corporate use normal to the business of the Company.

     Date at Vancouver, BC, this 29th day of March, 2004



     Laurence Stephenson, P.Eng.


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                                                                         Page 18

                                   APPENDIX I:

                    WHOLE ROCK ANALYSIS AND LIMESTONE TESTS:
                         V-STAT AND MAGNETIC SEPARATION

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











                                  APPENDIX II:

                              BILL OF SALE ABSOLUTE


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












                                  APPENDIX III:

                             PHOTOGRAPHS OF DEPOSIT


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






                                  APPENDIX IV:

                                   BIBLOGRAPHY







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                                                                         Page 22

                                  BIBLIOGRAPHY

1. "Industrial Minerals in British Columbia 2003" by British Columbia Ministry of Energy and Mines, Resource Development Division. GeoFile 2003-15

2. "Limestone and Dolomite Occurrences of British Columbia" map prepared by Province of British Columbia Ministry of Energy Mines and Petroleum Resources Geological Survey Branch 1985-1990

3.   "Lower Mainland Employment Study" by Coriolis Consulting Corp 1999

4. Physical Separation by Outokumpu Technology Inc. Mineral Processing Physical Separation, 6100 Phillips Highway, Jacksonville, Florida 32216

5. Government of British Columbia Ministry of Energy & Mines Geological Survey & Development http://www.em.gov.bc.ca/Mining/Geolsurv/default.htm

6. Statistics Canada North American Industry Classification (NAICS) 1997 for 212315, 327410, 416390 and 418390.

7. National Lime Association for Using lime in Asphalt, Soil Stabilization, Building Construction, Pulp and Paper Industries

8. "A Long Range Transportation Strategy" by the Fraser Valley Regional District June 2000





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